Exhibit 99

Press Release

Walid Chammah and James Gorman Named Co-Presidents of Morgan Stanley
New Leadership Team Also Includes Bob Scully Joining Office of the Chairman and Michael Petrick Serving as Head of Trading; Zoe Cruz to Retire After 25 Years of Distinguished Service to the Firm
Nov 29 2007 | New York

Morgan Stanley (NYSE: MS) today announced a number of management changes, effective December 1, 2007, including appointing:

•
Walid A. Chammah and James P. Gorman as Co-Presidents of the Firm, working closely together across all aspects of Morgan Stanley’s business.  In addition, on a day to day basis, Institutional Securities will report to Mr. Chammah and Wealth Management and Asset Management will report to Mr. Gorman.  They will report to Chairman and Chief Executive Officer John J. Mack, and Mr. Chammah will continue to be based in London.

•	Robert Scully to join a newly created Office of the Chairman, where he will focus on the Firm’s key clients – with a particular emphasis on global sovereign investors. He will report to Mr. Mack.
•	Michael Petrick to oversee the Firm’s trading business and serve as Co-Head of Institutional Securities Sales and Trading, alongside Jerker Johansson.
•	Neal Shear as Chairman of the Firm’s industry-leading Commodities business.

In connection with these management changes, Co-President Zoe Cruz is retiring from the Firm after 25 years of service to Morgan Stanley.  Mr. Mack said, “Throughout her 25 years of distinguished service, Zoe has always demonstrated a deep commitment to Morgan Stanley.  She has helped to build some of our most important and successful businesses and worked tirelessly to strengthen and grow our global franchise.  We greatly appreciate the enormous contributions Zoe has made in a wide variety of roles, and we are confident that she will continue to do great things in the years ahead.”

Mr. Mack continued, “Morgan Stanley’s business is strong and growing.  We see significant opportunities to build on the market leadership positions we have across our global franchise and to take advantage of the strong foundation we’ve put in place in recent years.  Today’s markets, however, are changing rapidly, and we’re putting in place a leadership team that is ideally suited to help Morgan Stanley realize the opportunities ahead, while continuing to navigate the current challenging conditions.

“Walid and James are the right team with the right skills to lead Morgan Stanley now and to drive the Firm forward to a new level of success.  They are both exceptional leaders with a proven ability across many years to assemble and lead strong teams and build successful, profitable businesses.  James has led a dramatic turnaround of our Wealth Management group – revitalizing its culture and transforming it into one of most dynamic competitors in the industry.  He also has played a key role in better integrating our securities businesses, and most recently, has begun to play a key role in developing strategy for the entire Firm.  Walid, during his 14 years with Morgan Stanley, has held key leadership roles throughout the Firm and played a critically important part in strengthening our culture.  After starting his career in fixed income and structured products, he helped found and lead our Global Capital Markets group, reinvigorated our world-class Investment Banking franchise, and recently assumed leadership of the Firm’s growing European and Middle East businesses.  Both Walid and James are widely respected within the Firm, among our clients and across the industry, and I am confident they will be strong partners and decisive leaders in their new roles.”

Mr. Mack concluded, “We have a number of other strong executives taking on new responsibilities – including Bob Scully, who has a strong track record of growing key relationships around the globe and providing insightful strategic counsel to our clients, and Mitch Petrick, who has extensive trading experience across a range of fixed income businesses and who has played a key role in building our principal investment group.  Together with the rest of our senior management team, I am confident we have the right people in the right places to build on the strong momentum in many of our businesses and realize the enormous growth opportunities we see ahead.”

Ms. Cruz said, “One of the things that has always made Morgan Stanley so special is its incredibly talented team and its unwavering commitment to its clients.  And, it has been a real privilege for me to spend the past 25 years at this great Firm – while working alongside of and learning from some of the smartest and most talented people in the business.  I am confident that Morgan Stanley and its people will continue to build on their leadership position in the years to come, and I wish all of my colleagues well.”

Morgan Stanley plans to announce its fourth quarter earnings during the week of December 17, 2007.  Additionally, Morgan Stanley reiterated that its disclosures in early November reflect the full extent of the Firm’s direct subprime-related exposure, as of October 31, 2007.  The Company noted at that time that the actual impact on the Firm’s fourth quarter financial results would fluctuate based on market conditions in November.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 32 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

Note to Editors:

Walid Chammah

Walid Chammah, 53, joined Morgan Stanley in 1993 as Head of U.S. Debt Capital Markets.  In 1996, he was promoted to Worldwide Head of Debt Capital Markets Services.  In 2001, Mr. Chammah's responsibilities were extended to include Worldwide Leveraged Finance and in 2002, he formed and was Head of the Global Capital Markets Group, which combined the Firm’s debt and equity capital markets activities.  In 2005, Mr. Chammah was named Global Head of Investment Banking and in July 2007, he was named Chairman and Chief Executive Officer of Morgan Stanley International overseeing all of the Firm’s operations in Europe, the Middle East, and Africa.

Before joining Morgan Stanley, Mr. Chammah was a managing director of Credit Suisse First Boston, responsible for U.S. Taxable Fixed Income Capital Markets and Structured Finance Groups.  He had previously been a senior vice president with Blyth Eastman PaineWebber, responsible for liability management swaps.

A native of Lebanon, Mr. Chammah graduated from the American University of Beirut with a Bachelor of Business Administration in 1976 and received a Masters Degree in International Management from American Graduate School of International Management in 1977.

James P. Gorman

James P. Gorman, 49, joined Morgan Stanley in February 2006 as the President and Chief Operating Officer of the Global Wealth Management Group (GWMG). In October 2007, Mr. Gorman took on the additional role of Co-Head of Strategic Planning with Chief Financial Officer Colm Kelleher. In this role, Mr. Gorman works closely with other senior managers on continuing to develop global strategic initiatives for the Firm.

Prior to joining Morgan Stanley in February 2006, Mr. Gorman held a succession of executive positions at Merrill Lynch, including leading from 2001 to 2005 the company’s U.S. and, subsequently, global private client businesses, the equivalent of GWMG at Morgan Stanley. Before joining Merrill Lynch, Mr. Gorman served as a senior partner of McKinsey & Company, where he was a member of the financial services practice, and as an attorney in Melbourne, Australia.

Mr. Gorman is a trustee of the Columbia Business School and of the Spence and St. Bernard’s schools in New York City. He was formerly a member of the board of directors of the Securities Industry and Financial Markets Association in Washington, D.C., and served as Board Chairman in 2006.  A native of Australia, Mr. Gorman earned a B.A. and law degree from the University of Melbourne and an M.B.A. from Columbia University.

Michael Petrick

Michael (Mitch) Petrick, 45, joined Morgan Stanley in 1989 and has been a Managing Director since 1996. He became head of the Firm’s Distressed Debt business in 1999, and was named Head of High Yield and Leveraged Finance in 2001.  In 2005, he became head of the Corporate Credit Group and Head of Morgan Stanley Principal Investments.

Prior to joining the Firm, Mitch spent two years at First Interstate Bank as a High Yield Portfolio Manager.

Mitch currently serves as a director of DigitalGlobe and TVN Entertainment.  Previous directorships include American Household, Marvel Entertainment, Premium Standard Farms, Pacific & Atlantic and CHI Energy.  Mitch graduated with a B.A. in Chemistry and Economics from Grinnell College in 1984.  He earned his M.B.A. in Finance from the University of Chicago in 1987.

Contact Media Relations:
Jeanmarie McFadden, 212.762.6901